October 5, 2012

RE:	Chiquita Brands International, Inc.
Registration Statement on Form S-8

Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202
Dear Sirs:
We have acted as special New Jersey counsel for Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 1,671,127 shares of Common Stock, $.01 par value per share, of the Company (the “Shares”), issuable pursuant to the Lonergan Individual Plan, which consists of (i) the Employment Agreement dated October 1, 2012 between Mr. Lonergan and the Company; (ii) the form of Stock Option Award Agreement, and (iii) the form of Restricted Stock Unit Award Agreement which, in each case, is to be completed and entered into by Mr. Lonergan and the Company on October 8, 2012. The documents governing the inducement grants are collectively referred to in this opinion as the “Plan”.
In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, the Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuiness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
Based upon the foregoing, we are of the opinion that:

1.
Upon issuance and delivery by the Company of the Shares pursuant to the provisions of the Plan and payment of the purchase price therefor in accordance with the terms set forth in the Plan, in cash or other consideration permitted under Section 14A:7-5 of the New Jersey Business Corporation Act, the Shares issued thereunder will be legally issued, fully paid and non-assessable.

Chiquita Brands International
October 5, 2012

The issuance of the Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McCarter & English, LLP

 McCarter & English, LLP